EXHIBIT 21.1

Subsidiaries of Image Metrics, Inc.

Subsidiary	Stockholder	Percent Owned	State/Jurisdiction of Incorporation

Image Metrics Limited	Image Metrics, Inc.	100%	England and Wales

Image Metrics CA, Inc.	Image Metrics Limited	100%	Delaware